Unaudited Pro Forma Condensed Financial Statement of G & G Mining
Corporation and Acquired 310 Holdings, Inc.

The following unaudited pro forma condensed combined financial statements give effect to the Share Exchange Agreement (“Share Exchange”) entered into on July 17, 2008 between 310 Holdings, Inc. (the “Company’), a Nevada corporation, G & G Mining Corporation (“G & G”), a Florida corporation,. On July 17, 2008, G & G MINING CORP., a corporation organized under the laws of Florida, purchased 40,250,000 shares of Company common stock, representing 63.19% voting interest from the Company’s President and Chief Executive Officer, Nicole Wright. The Company would use the reverse merger purchase method of accounting for the business combination.

Pursuant to the Share Exchange, G & G MINING CORP., a corporation organized under the laws of Florida, purchased 40,250,000 shares of Company common stock, representing 63.19% voting interest from the Company’s President and Chief Executive Officer, Nicole Wright. The value of the acquisition was recorded at $402,500 based on the trading value of the Company’s common stock on the date of closing.

The transaction was accounted for as an acquisition of G & G under the reverse merger purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, ‘Business Combinations”. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by the Company in connection with the transaction, based on their fair values as of the completion of the transaction.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if it occurred on July 31, 2008. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2007 and 2006 and the period ended July 31, 2008 give effect to the transaction as if it had occurred on January 1, 2005.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K and result in preliminary allocation of the reverse merger purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial data may not be indicative of the financial position or results that would have occurred if the transaction had been in effect on the dates indicated or which may be obtained in the future.

The unaudited pro forma financial data should be read in conjunction with the historical financial statements and notes thereto of the G& G and the Company’s historical financial statements are included in Company’s regulatory reports as filed from time to time with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET FOR JULY 31, 2008

			Proforma

	G & G Mining Corporation	310 Holding, Inc.	Adjustments	Notes	Combined

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,356	$274,406	$(274,406)	(a)	$10,356
Accounts recievables	15,000	-	-		15,000
Total Current Assets	25,356	274,406	(274,406)		25,356

Property and equipment, net	1,735	-	-		1,735

Deposits	50,000	-	-		50,000
Total Assets	$77,091	$274,406	$(274,406)		$77,091

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,400	$11,712	$(11,712)	(a)	$5,400
Accrued expenses	66,941	148,600	(148,600)	(a)	66,941
Notes affiliate - Produelec S. A.	120,000	-	-		120,000
Total Current Liabilities	192,341	160,312	(160,312)		192,341

Total Liabilities	192,341	160,312	(160,312)		192,341

COMMITMENTS AND CONTIGENCIES

Shareholders' Equity
Preferred stock $.0001 par value, 10,000,000 shares authorized; none issued and outstanding as of July 31, 2008	-
Common stock, $.0001 par value, 500,000,000 shares authorized, none issued and outstanding as of July 31, 2008	-	63,700	(63,700)	(a)	-
Additional paid-in capital	7,500	41,800	(41,800)	(a)	7,500
Common stock subscribed, 61,600,000	525,100	-	-		525,100
Accumulated deficit	(647,850)	8,594	(8,594)	(a)	(647,850)
Total Shareholders' Equity	(115,250)	114,094	(114,094)		(115,250)

Total Liabilities & Shareholders' Equity	$77,091	$274,406	$(274,406)		$77,091

Allocation of Purchase Price
Cash	484,937
Other current assets	5,000
Property and equipment	10,000
Other intangible assets	13,000
Current liabilities	(14,272)
Working capital	498,665
Goodwill	97,442
Allocaton of purchase price	596,107

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED JULY 31, 2008

	G & G Mining Corporation	310 Holding, Inc.	Proforma
	Period Ended	Period Ended			Combined
	July 31, 2008	July 31, 2008	Adjustments	Notes	July 31, 2008

NET REVENUES	$-	$11,250	$(11,250)	(a)	$-

OPERATING EXPENSES:
General and administrative	102,692	2,213	(2,213)	(a)	102,692
Depreciation and amortization	158				158
	-	-	-		-

OPERATING (LOSS) INCOME	(102,850)	(2,213)	2,213		(102,850)

Other expenses/(income):
Impairment of assets	545,000	-	-		545,000
Interest expense	-	-	-		-
Total other (income) expenses	545,000	-	-		545,000

INCOME (LOSS) INCOME BEFORE INCOME TAX (EXPENSE) BENEFIT	(647,850)	(2,213)	2,213		(647,850)

Income tax expense	-	(2,547)	2,547	(a)	-

NET LOSS (INCOME)	$(647,850)	$(4,760)	$4,760	(a)	$(647,850)

NET LOSS PER SHARE:

Basic and diluted:	$-	$(0.00)			$-

Weighted average per share	-	63,700,000			-

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			(b)				b
	G & G Mining Corporation	310 Holdings, Inc.	Pro		G & G Mining Corporation	310 Holdings, Inc.	Pro
	Twelve Months Ended	Twelve Months Ended	Forma	Combined	Twelve Months Ended	Twelve Months Ended	Forma	Combined
	December 31, 2007	December 31, 2007	Adjust	December 31, 2007	December 31, 2006	December 31, 2006	Adjust	December 31, 2006

NET REVENUES	$-	$24,000	$-	$24,000	$-	$-	$-	$-
COST OF SALES	-	-	-	-		-	-	-
GROSS PROFIT		24,000	-	24,000		-	-	-

OPERATING EXPENSES:
General and administrative	-	9,920	-	9,920	-	1,510	-	1,510
Depreciation and amortization	-	-	-	-	-		-	-
Research and development expenses	-	-	-	-	-	-	-	-

(LOSS) INCOME FROM OPERATIONS	-	14,080	-	14,080	-	(1,510)	-	(1,510)

INCOME (LOSS) BEFORE INCOME TAXES	-	14,080	-	14,080	-	(1,510)	-	(1,510)

PROVISION (BENEFIT) FOR INCOME TAXES	-	(4,902)	-	-	-	-	-	-

NET INCOME (LOSS)	$-	$9,178	$-	$14,080	$-	$(1,510)	$-	$(1,510)

NET (LOSS) INCOME PER SHARE:	-	-	-	-	-	-	-	-

Basic and diluted	$-	$-		$0.00	$-	$(0.00)		$(0.00)

Weighted average per share	-	63,700,000		63,700,000	-	6,100,000		6,100,000